AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                    FOR REGISTRATION OF CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                         URSTADT BIDDLE PROPERTIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                                    04-2458042*
              (STATE                                  (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

                               321 RAILROAD AVENUE
                          GREENWICH, CONNECTICUT 06830
                                  203-863-8200
    (Address, including zip code of registrant's principal executive offices)
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If   this   form    relates   to   the       If  this   form   relates   to  the
registration  of a class of securities       registration    of   a   class   of
pursuant  to  Section   12(b)  of  the       securities   pursuant   to  Section
Exchange Act and is effective pursuant       12(g)  of the  Exchange  Act and is
to General  Instruction A.(c),  please       effective   pursuant   to   General
check the following box. |X|                 Instruction A.(d), please check the
                                             following box: |_|

Securities  Act  registration  statement file number to which this form relates:
____________________
 (If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

       TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
       TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
       -------------------                        ------------------------------
Class A Common Stock, par value $.01 per share      New York Stock Exchange, Inc.

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

       TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
       TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
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              NONE.                                           NONE.

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* I.R.S. Employer  Identification  Number of HRE Properties,  the predecessor to the registrant prior to the Reorganization described in Registration Statement No. 333-19113-01
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  Pursuant to authority vested in the Board of Directors of Urstadt Biddle Properties Inc., a Maryland corporation (the "Corporation"), under the Maryland General Corporation Law (the "MGCL") and the Corporation's Amended Articles of Incorporation (the "Articles of Incorporation"), on June 16, 1998, the Board of Directors of the Corporation established a new class of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and declared a special stock dividend (the "Stock Dividend") on the Corporation's existing Common Stock, par value $.01 per share (the "Common Stock"), consisting of one share of Class A Common Stock for each share of Common Stock outstanding as of the close of business on July 31, 1998 (the "Record Date"). The Stock Dividend is payable on August 14, 1998, or as promptly as practicable thereafter (the "Distribution Date") to holders of record of the Common Stock at the close of business on the Record Date. Application has been made to approve and authorize the Class A Common Stock for listing on the New York Stock Exchange Inc. (the "NYSE") and it is currently anticipated that trading of the Class A Common Stock on the NYSE will commence on August 17, 1998.

                  The rights of the Class A Common Stock and the Common Stock will be identical except as otherwise set forth below. The terms of the Class A Common Stock are set forth in full in the Articles Supplementary attached hereto as Exhibit 4.1 and incorporated herein by reference. The following summary should be read in conjunction with, and amened qualified in its entirety by reference to, such Exhibit 4.1.

                  Voting. Under the Articles of Incorporation, the holders of Common Stock will continue to be entitled to one vote per share of Common Stock on all matters submitted to the common stockholders of the Corporation for vote at all meetings of stockholders of the Corporation. The Class A Common Stock will entitle the holders thereof to 1/20 of one vote per share of Class A Common Stock on all matters submitted to the common stockholders of the Corporation for vote at all meetings of stockholders of the Corporation. Except as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other series of capital stock of the Corporation, the holders of Common Stock and Class A Common Stock will vote together as a single class, and not as separate classes, on all matters voted upon by the stockholders of the Corporation. Immediately after payment of the Stock Dividend, the relative voting power of each holder of Common Stock on the Record Date will be unchanged.

                  Dividends and Distributions. Subject to the requirements with respect to preferential dividends on any of the Corporation's preferred stock, dividends and distributions may be declared and paid to the holders of Common Stock and Class A Common Stock in cash, property, or other securities of the Corporation (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of Common Stock and each share of Class A Common Stock will have identical rights with respect to dividends and distributions, subject to the following: (i) with respect to regular quarterly cash dividends, each share of Class A Common Stock shall be entitled to receive not less than 110% of amounts paid on each share of Common Stock, the precise amount of such dividends on the Common Stock being subject to the discretion of the Board of Directors of the Corporation; (ii) a stock dividend on the Common Stock may be paid in shares of Common Stock or shares of Class A Common Stock; and (iii) a stock dividend on shares of Class A Common Stock may be paid only in shares of Class A Common Stock. If a stock dividend on the Common Stock is paid in shares of Common
Stock, a stock dividend on the Class A Common Stock will be paid in a proportionate number of shares of Class A Common Stock.

                  Mergers and Consolidations. In the event of a merger, consolidation, share exchange or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Common Stock in that transaction.

                  Liquidation Rights. Holders of Common Stock and Class A Common Stock will have the same rights with respect to distributions in connection with a partial or complete liquidation of the Corporation.

                  Transferability. The Common Stock and Class A Common Stock will be freely transferable, and except for federal and state securities laws restrictions on directors, officers and other affiliates of the Corporation and on persons holding "restricted" stock, the Corporation's stockholders will not be restricted in their ability to sell or transfer shares of the Common Stock or Class A Common Stock. Application has been made to authorize the Class A Common Stock for listing on the NYSE and it is currently anticipated that the Class A Common Stock will commence trading on the NYSE on August 17, 1998. The Common Stock will continue to trade on the NYSE under the existing trading symbol "UBP."


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                  Preemptive,  Subscription and Redemption  Rights.  Neither the
Common  Stock  nor  the  Class  A  Common  Stock  will  carry  any   preemptive,
subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

                  Stockholder Information. The Corporation will deliver to the holders of the Class A Common Stock the same proxy statements, annual reports and other information and reports as it currently delivers to the holders of the Common Stock.

                  For a description of the provisions of the Corporation's charter or by-laws that would have an effect of delaying, deferring or preventing a change in control of registrant and that would operate only with respect to an extraordinary corporate transaction involving the registrant (or any of its subsidiaries), such as a merger, reorganization, tender offer, sale, transfer of substantially all of its assets, or liquidation, see the portions of the Corporation's Proxy Statement dated January 28, 1998, attached hereto as
Exhibit 4.3. Provisions or arrangements adopted by the registrant to effect, or further, compliance with laws or governmental or judicial mandates where such compliance did not require the specific provisions or arrangements adopted, have not been described therein.

ITEM 2.           EXHIBITS.

         4.1      Form of Articles Supplementary of the Corporation.

         4.2.1    Amended Articles of Incorporation of the Corporation.

         4.2.2 Articles of Amendment to the Amended Articles of Incorporation of the Corporation.

         4.3      Portions of the Corporation's  Proxy  Statement dated  January
                  28, 1997.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on this 17th day of June, 1998.

                                        URSTADT BIDDLE PROPERTIES INC.

                                        By:     /s/ James R. Moore
                                                --------------------------------
                                                James R. Moore,
                                                Executive Vice President - Chief
                                                Financial Officer


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                                INDEX TO EXHIBITS

EXHIBITS.

         4.1      Form of Articles Supplementary of the Corporation.

         4.2.1    Amended Articles of Incorporation of the Corporation.

         4.2.2 Articles of Amendment to the Amended Articles of Incorporation of the Corporation.

         4.3      Portions of the Corporation's  Proxy  Statement  dated January
                  28, 1997.